Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN FIRST
QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS

Aiken, South Carolina (July 30, 2012) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the first quarter of its fiscal year ending March 31, 2013.  The Company reported net income available to common shareholders of $621,000 or $0.21 per common share (basic) for the three months ended June 30, 2012, an increase of $270,000 or 76.92% compared to net income available to common shareholders of $351,000 or $0.12 per common share (basic) for the three months ended June 30, 2011. This increase was primarily the result of a $1.58 million decrease in the provision for loan losses.

Non-performing assets, which consist of non-accrual loans and repossessed assets increased $5.17 million or 14.04% to $41.99 million at June 30, 2012 from $36.82 million at March 31, 2012. Management of the Company is actively focused on and working diligently to reduce these balances. For the quarter ended June 30, 2012, an additional $725,000 was added to the allowance through the provision for loan losses, a decrease of $1.58 million compared to provision expense of $2.30 million for the same period in the previous year. The decrease in the provision was due to the adequacy of the allowance for loan losses which was 3.00% of total loans held for investment at June 30, 2012 compared to 2.83% at June 30, 2011. Management continues to closely monitor the loan portfolio to proactively identify any potential problem loans.

Net interest margin for the quarter ended June 30, 2012 decreased 44 basis points to 2.81% from 3.25% for the quarter ended June 30, 2011 and decreased 28 basis points from 3.09% for the year ended March 31, 2012. As a result of the decrease in net interest margin, net interest income decreased $1.03 million or 14.90% to $5.86 million for the three months ended June 30, 2012 compared to $6.88 million for the three months ended June 30, 2011.

Non-interest income for the quarter ended June 30, 2012 decreased $87,000 or 6.85% to $1.18 million compared to $1.27 million for the same quarter in 2011. Non-interest expenses increased $138,000 or 2.67% to $5.30 million for the three months ended June 30, 2012 compared to $5.16 million for the same quarter in the previous year.

As of June 30, 2012, the Bank exceeded all regulatory capital requirements with a Total Risk-Based capital ratio of 19.57%, compared to 18.71% for the same quarter in the previous year.

The Company’s stockholders’ equity increased $965,000 or 1.19% to $81.74 million for the three months ended June 30, 2012 compared to $80.77 million for the same quarter in the prior year.

Total assets at June 30, 2012 were $910.11 million compared to $924.64 million at March 31, 2012, a decrease of $14.53 million or 1.57% for the three-month period. Net loans receivable decreased $15.44 million or 3.60% to $413.07 million at June 30, 2012 from $428.51 million at March 31, 2012.  Total deposits decreased $1.68 million or

0.24% to $694.52 million at June 30, 2012 compared to $696.20 million at March 31, 2012.  Federal Home Loan Bank advances, other borrowings, convertible senior debentures and subordinated debentures decreased $13.68 million or 9.56% to $129.43 million at June 30, 2012 from $143.11 million at March 31, 2012.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area; results of examinations of the Company by the Board of Governors of the Federal Reserve System and the Bank by the Federal Deposit Insurance Corporation and the South Carolina State Board of Financial Institutions, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	For the quarter ended June 30,
	2012	2011
Total interest income	$8,475	$10,230

Total interest expense	2,619	3,349

Net interest income	5,856	6,881

Provision for loan losses	725	2,300

Net interest income after the provision
for loan losses	5,131	4,581

Non-interest income	1,184	1,271

Non-interest expense	5,298	5,160

Income before income taxes	1,017	692

Provision for income taxes	286	231

Net income	$731	$461

Preferred stock dividends and accretion
of preferred stock to redemption value	110	110

Net income available to common shareholders	$621	$351

Earnings per common share (basic)	$0.21	$0.12

BALANCE SHEET HIGHLIGHTS
			%
	June 30, 2012	March 31, 2012	Change

Total assets	$910,112	$924,637	-1.6%

Cash and cash equivalents	10,653	9,331	14.2%

Total loans receivable, net	413,067	428,511	-3.6%

Investment and mortgage-backed securities	423,427	421,631	0.4%

Deposits	694,520	696,201	-0.2%

Borrowings	129,428	143,110	-9.6%

Shareholders' equity	81,737	80,772	1.2%

Book value per common share	$20.16	$19.83	1.7%

Total risk based capital ratio (1)	19.57%	18.71%	4.6%

Non performing assets	41,987	36,818	14.0%

Non performing assets to total assets	4.61%	3.98%	15.9%

Allowance as a percentage of gross loans, held for
investment	3.00%	3.32%	-9.6%
(1)- This ratio is calculated using Bank only information and not consolidated information.